EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME

The following unaudited pro forma condensed combined statement of income and explanatory notes present how the results of operations of Zions Bancorporation (“Zions”) and Amegy Bancorporation, Inc. (“Amegy”) may have appeared had the companies been combined as of January 1, 2005. This information shows the impact of the merger of Zions and Amegy on the companies’ respective historical results of operations under the purchase method of accounting with Zions treated as the acquirer. Under this method of accounting, Zions recorded the assets and liabilities of Amegy at their estimated fair values as of December 3, 2005, the date the merger was completed.

The unaudited pro forma condensed combined statement of income should be read in conjunction with the historical consolidated financial statements and related notes of both Zions and Amegy, which are filed with the Securities and Exchange Commission.

The unaudited pro forma condensed combined statement of income is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined statement of income, the effect of the allocation of the purchase price in the unaudited pro forma condensed combined statement of income is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2005

(In thousands, except per share amounts)	Year Ended December 31, 2005 Zions Bancorporation	Period from January 1, 2005 to November 30, 2005 Amegy Bancorporation	Pro Forma Adjustments		Pro Forma Combined

Interest income:
Interest and fees on loans and lease financing	$1,621,809	$278,585	$9,379	A	$1,909,773
Interest on money market investments	31,682	1,386	-		33,068
Interest on securities	256,765	70,582	132	B	327,479

Total interest income	1,910,256	350,553	9,511		2,270,320

Interest expense:
Interest on deposits	340,324	81,771	(875)	C	421,220
Interest on borrowed funds	208,582	38,260	25,612	D	273,191
			737	D
Total interest expense	548,906	120,031	25,474		694,411

Net interest income	1,361,350	230,522	(15,963)		1,575,909
Provision for loan losses	43,023	8,131	-		51,154

Net interest income after provision for loan losses	1,318,327	222,391	(15,963)		1,524,755

Noninterest income:
Service charges and fees on deposit accounts	128,796	38,971	-		167,767
Loan sales and servicing income	77,822	1,225	(804)	E	78,243
Other service charges, commissions and fees	117,081	40,269	-		157,350
Other	115,144	11,893	-		127,037

Total noninterest income	438,843	92,358	(804)		530,397

Noninterest expense:
Salaries and employee benefits	573,902	127,000	6,116	F	707,018
Occupancy and equipment	145,583	44,661	(3,940)	G	186,304
Amortization of core deposit and other intangibles	16,905	7,472	17,707	H	42,084
Other	278,291	84,042	-		362,333

Total noninterest expense	1,014,681	263,175	19,883		1,297,739

Impairment loss on goodwill	602				602

Income before income taxes and minority interest	741,887	51,574	(36,650)		756,811

Income taxes	263,418	12,895	(12,827)	I	263,486
Minority interest	(1,652)	42	-		(1,610)

Net income	$480,121	$38,637	$(23,823)		$494,935

Net income per common share:
Basic	$5.27				$4.74
Diluted	5.16				4.64

Weighted average shares outstanding during the period:
Basic shares	91,187		13,162	J	104,349

Diluted shares	92,994		13,720	J	106,714

See Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of income related to the merger is included for the year ended December 31, 2005. The pro forma adjustments included herein reflect the exchange of 70.89 million shares of Amegy common stock for approximately $600 million in cash and 14.35 million shares of Zions common stock at a calculated exchange ratio of 0.3136. The exchange ratio was computed using a determined value of Amegy shares of $8.50 per share plus the product of 0.2020 multiplied by the average closing price of Zions shares for the ten trading days immediately prior to the completion date of the merger. This calculated per share consideration of $23.88 resulted in 25,125,623 Amegy shares being exchanged for cash. Total consideration of approximately $1.75 billion on the closing date was comprised of the approximate $600 million in cash including the amount for fractional shares, the value of the Zions shares issued for the Amegy shares, and the value of exchanged Amegy stock options and restricted stock grants (net of the value of nonvested shares) issued by Zions. The value of the Zions shares issued was determined by using the average closing price of Zions shares for the three trading days immediately prior to the closing date of December 3, 2005. The accompanying unaudited pro forma condensed combined statement of income reflects the effect of the issuance of $600 million in subordinated debt by Zions to finance the cash portion of the purchase price.

The merger was accounted for using the purchase method of accounting; accordingly, Zions’ cost to acquire Amegy was allocated to the assets and liabilities of Amegy based on their respective fair values on the date the merger was completed. Amegy’s results of operations for the month of December 2005 are included with Zions’ results of operations for the year ended December 31, 2005.

The unaudited pro forma condensed combined statement of income includes estimated adjustments to reflect the effect of recording the assets and liabilities of Amegy at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Accordingly, any final purchase accounting adjustments may cause the pro forma adjustment presented herein to be different. Increases or decreases in the fair value of the net assets, commitments, executory contracts, and other items of Amegy may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined statement of income does not necessarily indicate the results of operations that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods of the combined company.

2.	Pro Forma Adjustments

The unaudited pro forma condensed combined statement of income for the merger includes the results of operations for the year ended December 31, 2005 assuming the merger was completed on January 1, 2005.

The unaudited pro forma condensed combined statement of income reflects the effects of the issuance of 14,351,115 shares of Zions common stock with an aggregate value of $1.09 billion and $600 million of subordinated debt. The value of the outstanding Amegy stock options and restricted stock grants (net of the value of nonvested shares) issued by Zions was approximately $60.24 million. Total consideration amounted to approximately $1.75 billion. The issuance of Zions shares is valued according to the methodology discussed in Note 1 and was determined as of December 3, 2005 when the merger was completed.

All Amegy stock options outstanding at the time of the merger were converted into Zions stock options. The fair value of the Zions stock options issued in the exchange was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. For purposes of these pro forma financial statements, the more significant assumptions used in estimating the fair value of the Zions stock options issued in the conversion for Amegy stock options included a weighted average risk-free interest rate of 4.44%, a dividend yield of 2.0%, a weighted-average expected life of 3.8 years, and volatility of 23.4%.

The allocation of the purchase price is as follows:

	December 3, 2005

Purchase price
Number of shares of Zions common stock issued for Amegy common stock	14,351,115
Average share price of Zions common stock three days prior to close on
December 3, 2005	$$75.9133

Total stock consideration		$1,089,440

Fair value of Amegy stock options and restricted stock converted to Zions
stock options and restricted stock		60,242

Total common and restricted stock issued and stock options assumed		1,149,682
Cash consideration, including fractional shares		600,032

Total stock and cash consideration		1,749,714

Acquisition costs:
Direct costs of acquisition		9,491

Total purchase price and acquisition costs		1,759,205

Allocation of purchase price
Amegy shareholders' equity	$$604,787
Amegy goodwill	(150,426)
Amegy core deposit intangible assets, net of tax	(12,852)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Securities	(697)
Loans	(43,723)
Identified intangibles	157,855
Other assets	(42,599)
Deposits	(16)
Other liabilities	(1,194)

Fair value of net assets acquired		511,135

Estimated goodwill resulting from the merger		$1,248,070

    The pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

A.
Adjustment to interest income based on the adjustment of the fixed-rate loan portfolio to fair value. The adjustment will be accreted over the estimated remaining life of the loan portfolio. The impact of the adjustment is to increase interest income by approximately $9.4 million for the year ended December 31, 2005.

B.
Adjustment to interest income based on the adjustment of the held-to-maturity investment securities portfolio to fair value. The adjustment will be accreted over the remaining life of the securities portfolio. The impact of the adjustment is to increase interest income by approximately $0.13 million for the year ended December 31, 2005.

C.
Adjustment to interest expense to reflect the adjustment to the fair value of fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment is to decrease interest expense by approximately $0.88 million for the year ended December 31, 2005.

D.
Adjustment to interest expense based on the issuance of $600 million of subordinated debt as of November 15, 2005 with a nominal fixed rate of 5.50%. The debt was simultaneously hedged with LIBOR-based floating interest rate swaps resulting in a hedged rate of 4.88% at November 15, 2005. The impact of the adjustment is to increase interest expense by approximately $25.6 million for the year ended December 31, 2005. Related estimated debt issuance costs and debt discount are amortized over the life of the debt, increasing interest expense by approximately $0.74 million for the year ended December 31, 2005.

E.
Adjustment to loan sales and servicing income to reflect the revised amortization of mortgage servicing rights based on their adjustment to fair value. The impact of the adjustment is to reduce loan sales and servicing income by approximately $0.80 million for the year ended December 31, 2005.

F.
Adjustment to record compensation expense for certain retention and employment agreements. The impact of the adjustment is to increase salaries and employee benefits by approximately $6.1 million for the year ended December 31, 2005.

G.
Adjustment to occupancy and equipment expense for the depreciation of computer-related assets that were adjusted to fair value as a result of the merger. The impact of the adjustment is to reduce occupancy and equipment expense by approximately $3.9 million for the year ended December 31, 2005.

H.
Adjustment to amortization of core deposit and other intangibles to reflect the recording of intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The values of the intangible assets represent the estimated future economic benefit from the acquired customer balances, the treasury management customer relationship service, and the executive management covenants not to compete. Estimation of the values considered cash flows from the current balances of accounts, expected attrition in balances, the estimated life of the relationship, and other items. The impact of the adjustment is to increase amortization of core deposit and other intangibles by approximately $17.7 million for the year ended December 31, 2005. Amortization of the core deposit intangible assets and the treasury management service is based on an accelerated method not to exceed 12 years. Amortization of the covenants not to compete is based on the straight-line method over three years.

I.	Adjustment to record the tax effects of the pro forma adjustments using a 35% tax rate.

J.
Adjustment to the historical weighted average shares of Zions and Amegy based on the terms of the acquisition to determine the equivalent weighted average shares of Zions for the year ended December 31, 2005. Earnings per share have been computed based on the combined company and the impact of the purchase accounting adjustments.

3.	Merger Related Integration Charges

In connection with the merger, plans are being developed to integrate certain operations of Zions and Amegy. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $28.0 million on a pretax basis. The specific details of these plans will continue to be refined over the next several months. Management is assessing operations, including information systems, premises, equipment, benefit plans, service contracts, personnel, etc., to determine the optimum strategies to realize cost savings.

4.	Estimated Annual Cost Savings

Management currently estimates annual after-tax cost savings of approximately $45 million over the two years following the merger. These cost savings are not included in the pro forma presentation. This estimate may not be indicative of the actual amount or nature of the cost savings the combined company will actually achieve. The estimate does not include the impact of possible revenue opportunities.